Exhibit 5.1


July 19, 2005

Board of Directors
American Ecology Corporation
300 E. Mallard, Suite 300
Boise, ID 83706-6650

     We have acted as counsel for American Ecology Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, covering 6,117,827 shares (the "Shares") of Common Stock of the Company to be sold by specified selling stockholders. We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that:

     (1) The Company is a corporation existing under the laws of the state of Delaware; and

     (2) The Issued Shares have been duly authorized and legally issued and are fully paid and nonassessable.

     We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ Stoel Rives LLP

                                           STOEL RIVES LLP